Entergy
639 Loyola Avenue
New Orleans, LA  70113

Date:	May 4, 2009
For Release:	Immediately
Contact:	Chanel Lagarde (News Media) (504) 576-4238 clagar1@entergy.com	Michele Lopiccolo (Investor Relations) (504) 576-4879 mlopicc@entergy.com

Exhibit 99.2

Entergy Reports First Quarter Earnings

New Orleans, La. - Entergy Corporation (NYSE:ETR) today reported first quarter 2009 as-reported earnings of $235.3 million, or $1.20 per share, compared with $308.7 million, or $1.56 per share, for first quarter 2008. On an operational basis, Entergy's first quarter 2009 earnings were $252.6 million, or $1.29 per share, compared with $308.7 million, or $1.56 per share, in first quarter 2008.

Consolidated Earnings - Reconciliation of GAAP to Non-GAAP Measures
First Quarter 2009 vs. 2008
(Per share in U.S. $)
	2009	2008	Change
As-Reported Earnings	1.20	1.56	(0.36)
Less Special Items	(0.09)	-	(0.09)
Operational Earnings	1.29	1.56	(0.27)

*GAAP refers to United States generally accepted accounting principles.

Operational Earnings Highlights for First Quarter 2009

    Utility, Parent & Other results were lower due to higher other taxes and depreciation and amortization expenses.
    Entergy Nuclear earnings decreased as a result of lower production due to additional planned refueling outage days and impairments recorded on decommissioning trust fund investments.
    Entergy's Non-Nuclear Wholesale Assets results were essentially flat.

"In the current uncertain climate, we have focused significant effort on positioning the company for long-term success while weathering the current economic storm," said J. Wayne Leonard, Entergy's chairman and chief executive officer. "While we cannot predict what will come next in these times, we will be relentless in seeking value and managing risk, and we are prepared to seize opportunities that add value for our stakeholders."

Other Business Highlights

    Leonard was named one of the nation's "Best CEOs" by Institutional Investor magazine, his sixth consecutive year for achieving the honor.
    Entergy received its 12th and 13th industry awards for restoring power after major storms and is the only company recognized 11 years in a row by Edison Electric Institute for its storm restoration work.
    Indian Point 3 completed 678 continuous days of operation as it entered its refueling outage in March. This run marked an operating record for Westinghouse Pressurized Water Reactors which account for nearly one-fourth of the commercial nuclear power reactors in the U.S.

Entergy will host a teleconference to discuss this release at 10 a.m. CDT on Monday, May 4, 2009, with access by telephone, 719-457-2080, confirmation code 8064872. The call and presentation slides can also be accessed via Entergy's Web site at www.entergy.com. A replay of the teleconference will be available for seven days thereafter by dialing 719-457-0820, confirmation code 8064872. The replay will also be available on Entergy's Web site at www.entergy.com.

Utility, Parent & Other

In first quarter 2009, Utility, Parent & Other had earnings of $60.0 million, or 32 cents per share, on an as-reported basis and $70.7 million, or 37 cents per share, on an operational basis, compared to earnings of $95.3 million, or 48 cents per share, on as-reported and operational bases in first quarter 2008. Operational results for Utility, Parent & Other in first quarter 2009 reflect higher taxes other than income taxes due to the absence of the benefit associated with favorable resolution of tax audit issues that was included in results in first quarter 2008. Higher depreciation and amortization expense also contributed to lower results in the current quarter.

Residential megawatt-hour sales in first quarter 2009, on a weather-adjusted basis, showed a 1.8 percent decrease compared to first quarter 2008, which was also a leap year. Commercial and governmental sales, after adjusting for weather, decreased 1.2 percent year over year. Industrial sales in the first quarter were down 13.2 percent compared to the same quarter of 2008.

The residential and commercial and governmental sales sectors reflected a decrease quarter to quarter as the continued weakening in the economy affected customer usage across these sectors. Sales in the industrial sector for first quarter 2009 decreased significantly compared to the same quarter of 2008 primarily due to a weak economic climate that worsened in the current period. Small and mid-sized industrial customers are also being negatively affected by overseas competition. Despite the lower sales volume, net revenue at the Utility was essentially flat, in part due to the fact that a significant portion of the industrial customer bill is based on a fixed charge basis that does not vary linearly with volume changes.

Entergy Nuclear

Entergy Nuclear earned $180.9 million, or 91 cents per share, on an as-reported basis and $187.5 million, or 95 cents per share, on an operational basis in first quarter 2009, compared to $221.7 million, or $1.12 per share, on as-reported and operational bases in first quarter 2008. Entergy Nuclear's earnings decreased primarily as a result of lower revenue due to lower generation resulting from additional planned refueling outage days and lower revenue amortization for the Palisades below-market Power Purchase Agreement. Impairments recorded in the current period associated with decommissioning trust fund investments also contributed to lower earnings.

Non-Nuclear Wholesale Assets

Entergy's Non-Nuclear Wholesale Assets business incurred a loss of $5.6 million, or three cents per share, on both as-reported and operational bases in first quarter 2009 compared to a loss of $8.2 million, or four cents per share, a year ago.

Outlook

Entergy is reaffirming 2009 earnings guidance in the range of $6.70 to $7.30 per share on an operational basis, assuming a business-as-usual operation for the full year. As-reported guidance ranges from $6.56 to $7.16 and reflects (14) cents per share of projected dis-synergies associated with the spin-off of Entergy's non-utility nuclear business and plans to enter into a nuclear services joint venture, both discussed below. Guidance for 2009 does not include a special item for expenses, which were incurred beginning in 2008 and continuing in first quarter 2009, anticipated in connection with the outside services provided to pursue the spin-off.  Entergy has indicated that should the current economic climate and power prices on Entergy Nuclear's open position persist for the balance of 2009, earnings could approach the lower end of the guidance ranges.

Business Separation

On Nov. 3, 2007, Entergy's Board of Directors approved a plan to pursue a separation of the non-utility nuclear business from Entergy's regulated utility business through a tax-free spin-off of the non-utility nuclear business. Enexus Energy Corporation will be a new, independent publicly traded company. In addition, Entergy and Enexus intend to enter into a nuclear services joint venture, with equal ownership. EquaGen LLC has been selected as the name for the joint venture.

Progress achieved since the last quarter update and/or current status includes:

    An advisory committee of announced members of the Enexus Board has begun to meet periodically.
    Discussions continue with regulators in Vermont and New York
        In Vermont, all scheduled procedural matters have been completed and a decision from the Vermont Public Service Board is pending.
        In New York, settlement discussions are ongoing per the December 2008 notification by the ALJs that the parties intended to conduct a settlement discussion.
    Entergy and Enexus remain in a rolling readiness posture.

The state regulatory decisions and financing continue as the critical path items. The rolling readiness posture enables Entergy to execute the spin-off following receipt of regulatory approvals and once the timing is right to access the credit markets, both on acceptable terms.

Entergy Corporation is an integrated energy company engaged primarily in electric power production and retail distribution operations. Entergy owns and operates power plants with approximately 30,000 megawatts of electric generating capacity, and it is the second-largest nuclear generator in the United States. Entergy delivers electricity to 2.7 million utility customers in Arkansas, Louisiana, Mississippi and Texas. Entergy has annual revenues of more than $13 billion and approximately 14,700 employees.

Additional information regarding Entergy's quarterly results of operations, regulatory proceedings, and other operations is available in Entergy's investor news release dated May 4, 2009, a copy of which has been filed today with the Securities Exchange Commission on Form 8-K and is available on Entergy's investor relations Web site at www.entergy.com/investor_relations.

In this news release, and from time to time, Entergy Corporation makes certain "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Except to the extent required by the federal securities laws, Entergy undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

Forward-looking statements involve a number of risks and uncertainties. There are factors that could cause actual results to differ materially from those expressed or implied in the forward-looking statements, including (a) those factors discussed in (i) Entergy's Form 10-K for the year ended December 31, 2008 and (ii) Entergy's other reports and filings made under the Securities Exchange Act of 1934, (b) the uncertainties associated with efforts to remediate the effects of Hurricanes Gustav and Ike and the January 2009 Arkansas ice storm and recovery of costs associated with restoration, and (c) the following transactional factors (in addition to others described elsewhere in this news release and in subsequent securities filings): (i) risks inherent in the contemplated spin-off, joint venture and related transactions (including the level of debt to be incurred by Enexus Energy Corporation and the terms and costs related thereto), (ii) legislative and regulatory actions, and (iii) conditions of the capital markets during the periods covered by the forward-looking statements. Entergy cannot provide any assurances that the spin-off or any of the proposed transactions related thereto will be completed, nor can it give assurances as to the terms on which such transactions will be consummated. The transaction is subject to certain conditions precedent, including regulatory approvals and the final approval by the Board of Directors of Entergy.

Appendix A provides a reconciliation of GAAP as-reported earnings to non-GAAP operational earnings.

Appendix A: Consolidated Earnings - Reconciliation of GAAP to Non-GAAP Measures First Quarter 2009 vs. 2008
(Per share in U.S. $)
	First Quarter
	2009	2008	Change
As-Reported
Utility, Parent & Other	0.32	0.48	(0.16)
Entergy Nuclear	0.91	1.12	(0.21)
Non-Nuclear Wholesale Assets	(0.03)	(0.04)	0.01
Consolidated As-Reported Earnings	1.20	1.56	(0.36)

Less Special Items
Utility, Parent & Other	(0.05)	-	(0.05)
Entergy Nuclear	(0.04)	-	(0.04)
Non-Nuclear Wholesale Assets	-	-	-
Consolidated Special Items	(0.09)	-	(0.09)

Operational
Utility, Parent & Other	0.37	0.48	(0.11)
Entergy Nuclear	0.95	1.12	(0.17)
Non-Nuclear Wholesale Assets	(0.03)	(0.04)	0.01
Consolidated Operational Earnings	1.29	1.56	(0.27)

Entergy Corporation
Consolidated Income Statement
Three Months Ended Mar. 31
(in thousands)

	2009	2008	% Inc/(Dec)
	(unaudited)
Operating Revenues:
Electric	$2,026,916	$2,046,227	(0.9)
Natural gas	74,049	89,395	(17.2)
Competitive businesses	688,147	729,112	(5.6)
Total	2,789,112	2,864,734	(2.6)
Operating Expenses:
Operation and maintenance:
Fuel, fuel-related expenses, and gas purchased for resale	846,332	540,501	56.6
Purchased power	323,255	620,642	(47.9)
Nuclear refueling outage expenses	56,779	51,258	10.8
Other operation and maintenance	644,702	611,268	5.5
Decommissioning	48,742	45,996	6.0
Taxes other than income taxes	134,397	108,571	23.8
Depreciation and amortization	257,852	244,985	5.3
Other regulatory charges (credits) - net	(29,474)	35,280	(183.5)
Total	2,282,585	2,258,501	1.1
Operating Income	506,527	606,233	(16.4)
Other Income (Deductions):
Allowance for equity funds used during construction	16,947	9,286	82.5
Interest and dividend income	30,650	54,282	(43.5)
Equity in earnings (loss) of unconsolidated equity affiliates	(3,127)	(929)	236.6
Miscellaneous - net	(10,172)	(11,556)	(12.0)
Total	34,298	51,083	(32.9)
Interest and Other Charges:
Interest on long-term debt	127,965	123,144	3.9
Other interest - net	19,293	32,538	(40.7)
Allowance for borrowed funds used during construction	(9,812)	(5,116)	91.8
Total	137,446	150,566	(8.7)
Income Before Income Taxes	403,379	506,750	(20.4)
Income Taxes	163,046	193,003	(15.5)
Consolidated Net Income	240,333	313,747	(23.4)
Preferred Dividend Requirements of Subsidiaries	4,998	4,998	-
Net Income Attributable to Entergy Corporation	$235,335	$308,749	(23.8)

Earnings Per Average Common Share
Basic	$1.22	$1.60	(23.8)
Diluted	$1.20	$1.56	(23.1)

Average Number of Common Shares Outstanding - Basic	192,593,601	192,639,605
Average Number of Common Shares Outstanding - Diluted	198,058,002	198,300,041

Entergy Corporation
Utility Electric Energy Sales & Customers

Three Months Ended Mar. 31

	2009	2008	% Change	% Weather-Adjusted
	(Millions of kwh)
Electric Energy Sales:
Residential	7,893	8,011	(1.5)	(1.8)
Commercial	6,194	6,238	(0.7)	(1.2)
Governmental	562	569	(1.1)	(1.6)
Industrial	8,139	9,377	(13.2)	(13.2)
Total to Ultimate Customers	22,788	24,195	(5.8)	(6.0)
Wholesale	1,387	1,290	7.5
Total Sales	24,175	25,485	(5.1)

Mar. 31

	2009	2008	% Change
Electric Customers (End of period):
Residential	2,321,488	2,297,765	1.0
Commercial	328,352	325,905	0.8
Governmental	15,519	15,161	2.4
Industrial	38,892	40,860	(4.8)
Total Ultimate Customers	2,704,251	2,679,691	0.9
Wholesale	33	32	3.1
Total Customers	2,704,284	2,679,723	0.9